Ex 23.1

Consent of Independent Registered Public Accounting Firm

Chyron Corporation 401(k) Plan
Melville, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-50927 and No. 333-167086) of our report dated June 23, 2010, relating to the financial statements and supplemental schedule of Chyron Corporation 401(k) Plan appearing on this Form 11-K for the year ended December 31, 2009.

/s/ BDO Seidman, LLP
Melville, New York
June 24, 2010